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                                                                EXHIBIT 10.35

                       DEVELOPMENT AND SERVICES AGREEMENT

                  This Development and Services Agreement (the "Agreement") is made and entered into as of June 28, 1996 by and between Ticketmaster Multimedia Holdings, Inc., a Delaware corporation, with offices at 3701 Wilshire Blvd., Los Angeles, California 90010 ("Company") and Starwave Corporation, a Washington corporation with offices at 13810 S.E. Eastgate Way, Suite 400, Bellevue, Washington 98005 ("Provider"), upon the following terms and conditions:


                           1.0 BACKGROUND; THE PROJECT

         1.1 Company desires to have delivered and implemented a custom, turnkey, integrated, multi-user network, transactional web site (hereinafter referred to as the "System") for use by Company on the TM Web Site. The System must, among other things, effectively interface with Company's ticketing system (the "TM System").

         1.2 In its consultations with Company and after a mutual determination of system requirements, Provider has represented, among other things, that, with Company's cooperation, it could provide Company with the System, defined in
Section 1.1 above, that would meet Company's requirements, and that Provider would deliver, install and test the System, and provide conversion, training, and support services (the "Project"), all as defined and described herein.

         1.3 In reliance upon Provider's recommendations, and subject to the terms and conditions of this Agreement, Company engages Provider to perform the Project and to provide other software and services as Company may request from time to time on an ongoing basis during the term of this Agreement.

                                 2.0 DEFINITIONS

                  The following definitions shall apply to this Agreement:

         2.1 "Company Net Profits" means gross revenues actually received by Company and the other TM Subsidiaries directly from the on-line sale of merchandise to consumers on the TM Web Site, less (a) any shipping/handling charges (including insurance) collected by Company and the other TM Subsidiaries in connection with the sale of such merchandise and (b) direct costs of the sale of such merchandise, including, without limitation, the invoiced cost of such merchandise, costs of developing, operating and maintaining the TM Web Site, packaging costs, chargebacks, returns, refunds, credit card company charges, selling incentives and commissions directly connected with the sale of the merchandise, billing errors, doubtful accounts, marketing costs directly and exclusively associated with the sale of the merchandise and applicable taxes; provided that such direct costs shall not include overhead charges such as the general and administrative expenses of Ticketmaster Corporation.
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         2.2 "Company Source Content" means all content delivered by the Company in connection with or related to the TM Web Site, including, without limitation, all text, photographs, sound audio and video segments, animation, databases, screen displays, graphics, charts, tables or any other content or documents (including all literary and statutory rights thereto).

         2.3 "Confidential Information" means all financial records and financial information regarding the parties, technical information regarding the parties' products or business, design, development, production, and sales processes (provided they can be shown to be unique and proprietary), consumer and distributor lists, all Company's business records, all Company's consumer records, all Company's sales data and history, Provider's proprietary software, Company's proprietary software, and any other information or documentation covered by Section 17.1 below.

         2.4 "Copyrights" shall mean any of the copyrights owned by Provider or Company for use on or with the Software, whether registered or unregistered.

         2.5 "Documentation" shall mean all information including, but not limited to, user manuals, handbooks, operating instructions, technical data or other materials (whether in human or machine-readable form) relating to the Licensed Software, including any updates or revisions to such materials.

         2.6 "Domain Name" means a name associated with a specific address for a computer server registered with InterNIC for use on the Internet.

         2.7 "Existing TM Web Site" means the web site currently available on the World Wide Web portion of the Internet through the Company and/or a TM Subsidiary, which web site is or was operated and maintained by Provider on behalf of one or more of the TM Subsidiaries on the Web Server.

         2.8 "Hardware" shall mean the equipment recommended by Provider necessary to run the Software. The term "Hardware" shall also include all related operating system software.

         2.9 "Inventions" shall mean any idea, design, concept, technique, invention, discovery, or improvement, regardless of patentability.

         2.10 "Know How" shall mean all trade secrets and information relating to the Licensed Software in the possession of Provider, including that comprised in designs, drawings, specifications, manuals or materials that enable one to use technology and used by Company to carry out its obligations under this Agreement.

         2.11 "Licensed Materials" means any materials or elements not owned by Provider or Company, of whatever nature (including computer programs) created for or furnished to Provider by third parties and that are used by Provider to create the TM Web Site.


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         2.12 "Licensed Software" shall mean any and all software related to the
TM Web Site, in object code and/or in source code form, which was or is developed by Provider and/or its licensors (if applicable), and is provided to the Company by Provider as Works for Hire (as described in Title 18 USC et.
seq., "The United States Copyright Act") for use in connection with and/or on the TM Web Site and all functions contained therein. All Software documentation and support materials shall be deemed part of the Licensed Software. Provider Technology shall be owned though licensed by the Provider to Company as limited by paragraph 2.18 below. In no event shall Provider have any right, title or interest in or to any TM procedures and/or methodologies incorporated in any programs at the Company's direction including, but not limited to, transactional protocols.

         2.13 "Marks" means the marks "TICKETMASTER" and any other trademarks or service marks or Domain Names or URLs used on or in connection with or associated with the Web Pages or the TM Web Site or owned by Ticketmaster Group, Inc. and/or the TM Subsidiaries.

         2.14 "Nonconformity" means a design error, design defect, functional defect, programming error or anomaly and/or deviation.

         2.15 "On-Line Revenue" means gross service charge revenues actually received by Company and the other TM Subsidiaries directly from service charges collected by Company and the other TM Subsidiaries from selling tickets to the public on line on the TM Web Site, less (a) applicable taxes, (b) refunds, (c) rebates, (d) credit card processing fees, and (e) shipping and handling charges.

         2.16 "Proprietary Rights" shall mean the Trademarks, Copyrights, trade secrets, Know-how, Inventions (whether patentable or not) and Confidential Information, collectively.

         2.17 "Provider Royalty Period" means the period during which Provider is entitled to royalty payments of the Agreement, as set forth in Section 9.0.

         2.18 "Provider Technology" means those programs of the Licensed Software and any and all intellectual proprietary rights contained in and related thereto to which are listed in Exhibit "A" attached hereto and incorporated by reference in this Agreement. Notwithstanding this provision or any other provision contained in this Agreement, the Company may modify, enhance and maintain the Provider Technology for use in conjunction with the TM Web Site. In no event shall Provider Technology include any Company Source Content.

         2.19 "Software" shall mean all programming in object code, source code or any other format in accordance with the Specifications, and shall be deemed to include all Documentation that supports or relates to any or all of the foregoing.

         2.20 "Specifications" means the definition of the scope and functional characteristics of the Web Pages and TM Web Site prepared by the Company in reliance upon the Provider's recommendations and as generally described in Exhibit B.


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         2.21 "Subsidiary" of a person (a "Parent") means any corporation or other entity with respect to which at least a majority of the outstanding voting power at the time is controlled, directly or indirectly, by the Parent, one or more Subsidiaries or by the Parent and one or more Subsidiaries.

         2.22 "Trademarks" shall mean, whether registered or unregistered, the trade names of each party and any other trade name, trade dress, trademarks or service marks owned by or licensed by each party for use on or with the Software, the System or the Services.

         2.23 "TM Subsidiary" or "TM Subsidiaries" means one or more Subsidiaries of Ticketmaster Group, Inc.

         2.24 "URL" means a Uniform Resource Locator, namely, an address associated with each Web Page on the Internet.

         2.25 "Web Pages" means those materials created and developed pursuant to this Agreement or in connection with the Existing TM Web Site containing Company Source Content or other materials furnished by Company to Provider for the purpose of providing a site for such files on the World Wide Web portion of the Internet via a server furnished by Provider, Company or another party.

         2.26 "Web Server" means a computer operated by Provider for making the TM Web Site and/or the Existing TM Web Site available on the Internet.

         2.27 "TM Web Site" means Company's Web Pages available on the World Wide Web portion of the Internet.

         2.28 "Works" means all of the results and proceeds of Provider's services and any materials created or developed by or on behalf of Provider pursuant to this Agreement or in connection with the Existing TM Web Site, any information or data derived or resulting from or relating to the use of the TM Web Site on the Web Server (or any other web server operated by Provider), and any copies or derivative works of any of the foregoing, in whatever physical form in which any of the foregoing may exist, but specifically excluding the Provider Technology and the Licensed Materials.

                            3.0 ENGAGEMENT, DURATION

         3.1 Company hereby engages Provider to provide the services and related materials and equipment hereinafter described at Provider's facility in Bellevue, Washington or at Company's facility in Los Angeles, California (as the parties mutually agree) and subject to all of the terms and conditions of this Agreement. Provider has commenced engagement prior to the date hereof and agrees that such prior activity, as well as, the activities it will undertake hereinafter were and shall be subject to the terms of this Agreement, and hereby accepts such engagement and agrees to make itself available and to render the services under this Agreement in a professional, high-quality and timely manner, consistent with the highest computer software development industry professional standards. Provider agrees to provide services, as reasonably


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requested, during the Provider Royalty Period for changes (including, but not limited to, updates and upgrades) reasonably requested by Company.

                   4.0 DEVELOPMENT AND TM WEB SITE OPERATIONS

         4.1 Development.

                  4.1.1 Provider has in the past provided and shall continue to provide professional consulting, creative, writing, design and computer programming services in connection with the development of Company's Web Pages and the TM Web Site, as well as such other services, materials, and equipment as are customarily provided in connection with such consulting, creative, design and programming activities or as may be required or directed by the Company from time to time; provided, that all creative and design work shall be subject to the prior written approval of Company and provided, further, that all new creative and design work requested by Company after Final Acceptance shall be subject to the prior approval of each of the parties. Such services, materials and equipment shall include, without limitation:

                           4.1.1.1 Designing, creating and testing Web Pages and
the TM Web Site, which shall contain, without limitation, the content of the site, menus, cross-references, hypertext, other organizational features, screen layouts, screen displays, operational control features, security features and the other features, and computer source code and object code related to the development and implementation of these elements;

                           4.1.1.2 Providing technical and creative assistance,
materials and services to upgrade or modify Web Pages and TM Web Site;

                           4.1.1.3 Developing and implementing plans to promote
and publicize the TM Web Site in appropriate forums, such as indexing services and USENET groups;

                           4.1.1.4 Providing general technical and support
services for the operation of the TM Web Site on the Internet on the Web Server;

                  4.1.2 If any Nonconformities are discovered, Provider will immediately correct such Nonconformities at Provider's cost and expense.

         4.2 TM Web Site Operations. Provider has in the past provided and shall continue to provide all services and equipment necessary to install, maintain, and support the TM Web Site over the Web Server and make the TM Web Site available to Internet users. Such service and equipment shall include:

                  4.2.1 Installing and, if necessary, converting, Company's Web Pages for use on the Web Server such that Company's Web Pages are readily available on the World Wide Web portion of the Internet utilizing all regularly used versions of all major commercially available browsers;


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                  4.2.2 Furnishing a Web Server running SPARC 20 connected to a
T1 or faster communications link provided to Company with sufficient minimum disk space for storage of the TM Web Site and Web Pages on the Web Server;

                  4.2.3 Providing all computer, communications and other equipment necessary for the Web Server to access the Internet on a continual basis;

                  4.2.4 Training of Company personnel at Company's Los Angeles, California facility for the purpose of internal content creation and updates;

                  4.2.5 Forwarding to the E-mail address specified by Company on a daily basis any comments or other communications from the TM Web Site designated for Company;

                  4.2.6 Correcting any errors to the TM Web Site caused by Provider within twenty-four (24) hours of Provider's knowledge of such errors; and

                  4.2.7 Creating an environment (a working Web Page) for Company to be able to send and receive documents (such as by Standard Internet File Transfer Protocol [FTP]) as well as for the purpose of Company updating Web Pages and the TM Web Site.

         4.3 Transitioning of Development and Operations to the Company. Provider shall transition and migrate responsibility for the development, operation and maintenance of the Web Pages, the TM Web Site and the Existing TM Web Site to Company in an orderly and efficient manner, without interruption or disruption of service to the end-user (the "Transition"). Such Transition responsibilities shall include, without limitation:

                  4.3.1 provide training to Company personnel at Company's Los Angeles, California facility necessary to effect the Transition;

                  4.3.2 migrate the TM Web Site to Company's web server(s);

                  4.3.3 provide general technical and support services for the operation of the TM Web Site on the Internet on Company's web server(s);

                  4.3.4 provide technical services to upgrade or modify Company's Web Pages on the TM Web Site or web pages;

                  4.3.5 promptly upon request of Company, deliver to Company all Works and all Company Source Content;

                  4.3.6 cooperate with Company in conducting tests of any hardware or software; and

                  4.3.7 provide all then-current user guides, installation guides, narrative descriptions, specifications, file lay-outs, logic flow diagrams, test or other data, test programs


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and other information that is owned, used or held by Provider in connection with performance of its obligations under this Agreement.

Company will use reasonable best efforts to cooperate with Provider in connection with Provider's obligations under this Section 4.3.

                             5.0 PROJECT MANAGEMENT

         5.1 Company and Provider have each designated one individual to serve as "Project Manager" and may from time to time designate in writing replacement Project Managers. Except as otherwise described herein, the Project Managers will be deemed to have authority to perform the management duties described in this Agreement, and give and receive any notices or other communications required hereunder. All communications relating to Sections 4.0 through 8.0 shall initially be conducted through the parties' Project Managers.

         5.2 In addition to the foregoing, Provider's and Company's Project Managers and other appropriate personnel as necessary will meet to discuss any matters that relate to the performance of this Agreement, as might reasonably be requested from time to time by either party.

                            6.0 PERSONNEL; RESOURCES

         6.1 Provider shall exercise due diligence to maintain an adequate number of trained, competent personnel to perform its duties under this Agreement and for future support.

         6.2 During the course of the Project and during the Provider Royalty Period, if Company notifies Provider that an employee of Provider or any third party personnel who perform services in connection with the Project at Company's premises, does not adequately perform responsibilities assigned to that individual or lacks the ability or skills (including, without limitation, interpersonal skills) needed to fulfill his or her tasks related to the Project, then Provider shall take such actions as necessary to substantially improve such person's conduct or performance, or at Company's request, and at no cost to Company, Provider shall replace such individual with an individual who reasonably meets Company's qualifications.

         6.3 When a party's personnel are located at the other party's facilities, the hosting party will, at no charge to the other party, provide such personnel with a work environment reasonably suitable for those persons to perform their assigned responsibilities. Each party shall provide the other party with reasonable advance notice of any visiting personnel.

                               7.0 PROJECT CHANGE

         7.1 During the Project and the Provider Royalty Period, if either party wishes to make changes to the Licensed Software, or change any component thereof (collectively referred to as a "Change"), both parties shall comply with the procedures set forth in Sections 7.2 through 7.5 inclusive.


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         7.2 The Company Project Manager, when requesting a Change, will submit in writing to the Provider's Project Manager the requested Change and any other information to be provided thereon for the consideration and implementation of such Change.

         7.3 If the Change is initiated by Company:

                  7.3.1 Provider will evaluate such Change Request and will respond to Company's Project Manager in writing within five (5) days following receipt of the Change Request. Provider's response will include a statement of the availability of Provider's personnel and resources and any required adjustment to the Project. There shall be no further costs or charges for reasonably requested changes during the Provider Royalty Period.

                  7.3.2 Should Company elect to pursue such Change Request, Company will, within five (5) days after receiving Provider's response and Resulting Changes, authorize Provider to implement the Change by returning to Provider's Project Manager a copy of the Change Request and Provider's response with the Resulting Changes executed by Company's Project Manager. Upon such authorization by Company, Provider will commence performance in accordance with such Change Request and Resulting Changes.

         7.4 In addition to any Change, the parties may utilize the procedure set forth in these Sections 7.1 through 7.5 inclusive to amend the Project as a result of any unforeseen Project problem.

         7.5 Each Change Request fully executed by both Project Managers shall be deemed incorporated into, and will constitute a formal amendment to, this Agreement.

                              8.0 FINAL ACCEPTANCE

         8.1 After Project completion, Provider shall install the Software on the Hardware and demonstrate and test the Software in accordance with the objective performance criteria to determine whether or not the Software or the applicable part thereof is free of material defects and operates in all respects in conformity with the Specifications.

         8.2 If the Software is not free of material defects or does not operate in all respects in conformance with the Specifications, then Company shall promptly notify Provider of any Nonconformity. Provider shall exercise due diligence to correct any Nonconformity, and shall again demonstrate and test the Software until it is free of defects and operates in all material respects in conformance with the Specifications. This process shall continue until Company accepts the Project. Unless specific notice is delivered to Provider by Company by September 1, 1996, setting forth nonacceptance, then Company shall be deemed to have accepted the Project as of said date, subject to latent defects and the terms and conditions of this Agreement.


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                                9.0 COMPENSATION

                  In exchange for all services, materials and equipment and all rights and licenses granted by Provider to Company under this Agreement, Company agrees to compensate Provider as follows:

         9.1 A royalty payment of five percent (5%) of On-Line Revenues of Company during the period of time beginning on the date of the first commercial on-line transaction consummated through the TM Web Site (i.e.August 1, 1996) and ending on July 31, 2003 (the "Provider Royalty Period") .

         9.2 A royalty payment of ten percent (10%) of Company Net Profits actually received by Company during the Provider Royalty Period.

         9.3 A royalty payment in the amount of twenty percent 20% of the service charges, not to exceed $0.75 per ticket, for all tickets for sporting events sold on-line in Provider's ESPNET Sportszone web site during the Provider Royalty Period.

         9.4 During the period commencing on August 1, 1996 and ending on January 31, 1997 (the "Stub Period"), Provider shall be entitled to receive from Company on the last day of the Stub Period a minimum royalty payment equal to $50,000.00. During each contract year hereof, beginning with August 1, 1996 and ending on July 31, 2003, Provider shall be entitled to receive from Company minimum royalty payments of One Hundred Thousand Dollars ($100,000.00), payable to Provider (except as set forth in the prior sentence) in quarterly installments of Twenty-Five Thousand Dollars ($25,000.00) on the last day of each fiscal contract quarter commencing on March 31, 1997. All amounts due pursuant to this Section 9.4 will be paid as provided in this Section . Any amounts paid by Company to Provider pursuant to this Section 9.4 shall be credited against amounts otherwise payable by Company to Provider pursuant to Sections 9.1 and 9.2 hereof, so that if, for example, in any contract year during the Provider Royalty Period, the amount of royalty payments to which Provider is entitled pursuant to Sections 9.1 and 9.2 above total $150,000.00, then Company shall be required to make a payment of $50,000 to Provider in addition to the payments it has made to Provider under Section 9.4 hereof.

         9.5 At Provider's written request, delivered to Company within thirty
(30) days following the end of any fiscal year of the term hereof, and at Provider's sole cost, Company shall deliver to Provider a letter from Company's auditor validating that Company's calculation of the royalty payments due to Provider for said fiscal year is accurate in all material respects.

                     10.0 OWNERSHIP AND ASSIGNMENT OF RIGHTS

         10.1 Company acknowledges that except as otherwise provided herein, it shall have no right, title or interest in or to the Provider Technology.

         10.2 The Works and all rights therein (including title to the physical objects), of whatever nature, including, without limitation, any patent, trade secret, trademark or service mark rights (and any goodwill appurtenant thereto), any rights of publicity, and any right, title


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and interest in any copyright and any right that may affix under any copyright law now or hereinafter in force and effect in the United States or in any other country or countries, shall be owned by Company immediately from inception subject to the license granted in Section 11.1 and shall constitute works specially ordered or commissioned as works made for hire under the United States Copyright Act. Without limiting any of the foregoing, Provider hereby assigns and transfers to Company all rights that Provider may have, of whatever nature, including, without limitation, any patent, trade secret, trademark or service mark rights (and any goodwill appurtenant thereto), any rights of publicity, and any right, title and interest in any copyright and any right that may affix under any copyright law now or hereinafter in force and effect in the United States or in any other country or countries, in and to the Works, together with ownership of all physical copies thereof, without condition, limitation, or reservation. Company may add to, subtract from, arrange, rearrange, revise, modify, change, and adapt the Works and any part or element thereof in its sole and absolute discretion and Provider hereby irrevocably waives all of its rights under the United States Copyright Act, including any rights provided in 17 U.S.C. Section 106, for any and all purposes for which the Works may be used, and any rights of attribution and integrity conferred by 17 U.S.C. Section 106A or any other "moral rights of authors" with respect to the Works and any uses thereof to the full extent now or hereafter permitted by the laws of the United States or the laws of any other country or countries for any and all purposes for which the Works may be used. Notwithstanding the foregoing, Company acknowledges that Provider may incorporate the Provider Technology in the Works and Company's ownership of the Works shall not abrogate Provider's interest in such Provider Technology.

         10.3 Subject to paragraph 12.1.12 of this Agreement, Provider agrees to obtain and furnish to Company all appropriate assignments, licenses, waivers and releases from all persons who created or furnished the Licensed Materials or who otherwise might claim any rights in the Licensed Materials, which assignments, licenses, waivers and releases shall assign and transfer to Company all rights that such persons may have, of whatever nature (and in no event less than the equivalent rights granted by Provider to Company in paragraph 10.2 above), in and to such Licensed Materials, or Provider otherwise shall have secured from each person a paid up, royalty-free nonexclusive right and license granting to Company irrevocably and unconditionally and in perpetuity the right throughout the universe to copy, distribute, transmit, display, perform, create derivative works, and otherwise use and exploit the Licensed Materials in whole or in part, including, without limitation, the right to add to, subtract from, arrange, rearrange, revise, modify, change and adapt the Licensed Materials and any part or element thereof, and the right to permit others to do any of the foregoing, in connection with Company's Web Pages and TM Web Site and any modification, upgrade or version thereof, and their use on any server, and any promotion, advertising or marketing relating thereto.

         10.4 Provider agrees that the Marks and any goodwill appurtenant thereto shall be owned exclusively by Company and shall inure solely to the benefit of Company. Nothing in this Agreement shall give Provider any right, title or interest in the Marks, and Provider will not at any time challenge or take any action inconsistent with Company's ownership of the Marks or any registration thereof anywhere in the world.

         10.5 Company shall have the right, in its sole discretion, to prosecute and control any dispute or litigation involving any claims that a third party has infringed any of the Works or


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the Marks. Provider shall have the right, in its sole discretion, to prosecute and control any dispute or litigation involving any claims that a third party has infringed any of the Provider Technology, expect to the extent that any such claim affects Company's rights in, or to the use of, the Provider Technology, the Licensed Software and/or the TM Web Site.

         10.6 Each party agrees that, upon the other party's request and expense, that it will promptly execute, acknowledge, and deliver to such other party or its designee such documents as such other party may deem necessary to evidence, record, or effectuate any of such other party's rights or registrations or any of the agreements, assignments, licenses, releases and waivers hereunder.

         10.7 Neither party shall dispute or impugn the validity or enforceability of, or the other party's right to use and control the use of, any of the other party's Proprietary Rights, nor shall either party act or permit action in any way that would impair the rights of the other party in and to such Proprietary Rights.

         10.8 Neither party shall apply for registration of any of the other party's Proprietary Rights or of any mark confusingly similar thereto. Should a party elect to apply for registration of one or more of its Proprietary Rights, and, in such event, the other party will assist and cooperate with the applying party's application in connection therewith.

                                  11.0 LICENSES

         11.1 Provider hereby irrevocably and unconditionally grants to Company in perpetuity, and the Company hereby accepts, a nonexclusive limited right and license throughout the universe to copy, distribute, transmit, display, perform, and otherwise use and exploit the Provider Technology, in whole or in part, in connection with the TM Web Site, for itself, its affiliates and its agents and clients linked to the Company's Web Server with respect to the ordering, sale and distribution of the Company's and its clients' products and services, including, without limitation, the right to arrange, rearrange, revise, change, adapt, alter, modify and create derivative works of the Provider Technology.

         11.2 Company hereby grants to Provider from the date hereof through acceptance, and Provider hereby accepts, the limited, nonexclusive right and license to copy, distribute, transmit, display, perform, create derivative works and modify the Works, any Company Source Content or other materials furnished by Company to Provider pursuant to this Agreement, provided, however, such license is limited and is valid solely for the purpose of rendering Provider's services under this Agreement. Such limited right and license shall extend to no other materials, including but not limited to transactional protocols, or for any other purpose and shall terminate automatically upon the termination of this Agreement for any reason. Any such modification or use shall inure solely to Company's interest and Company shall have sole right, title and interest in and to any such modifications and/or use.


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             12.0 REPRESENTATIONS, WARRANTIES AND OTHER OBLIGATIONS

         12.1 Provider represents and warrants to and covenants with Company as follows:

                  12.1.1 All services rendered by Provider in connection with the Project (defined herein), including but not limited to, the recommendation, selection and procurement of third-party software and third-party hardware; custom software development; system integration, and system implementation, will be performed by qualified personnel (Provider Project Personnel) with the highest degree of care and skill, in a diligent and professional manner.

                  12.1.2 Provider Project Personnel shall have the requisite expertise and ability to perform the tasks assigned to them under this Agreement.

                  12.1.3 The Licensed Software, the Software and the System, and all portions or components thereof, shall be free of material defects, malfunctions or Nonconformities and operate in all respects in conformance with the Specifications to acceptance and for a period of three years from the date of acceptance.

                  12.1.4 The Licensed Software, the Software and all components thereof will operate on the Hardware and all components of the System, will be fully compatible with each other, and shall operate together as a fully integrated turnkey System. Further, Company's data and information as it currently exists on Company's data processing information system is capable of being converted to operate with the Software.

                  12.1.5 The System will have the functions, features, and capabilities, and meet Company performance requirements.

                  12.1.6 Provider has full corporate authority to execute and deliver this Agreement and to consummate the transactions hereby in the manner contemplated herein and this Agreement will not violate any other agreement to which Provider is a party. Provider shall not enter into any agreement that would be inconsistent with the terms hereof.

                  12.1.7 The Licensed Software, the Software, the System, or any portion thereof, does not contain any timer, clock, counter or other limiting design or routine which causes the Licensed Software, the Software, the System (or any portion thereof), to become erased, inoperable, impaired, or otherwise incapable of being used in the full manner for which it was designed and licensed (including without limitation any design or routine that would impede copying thereof) after being used or copied a certain number of times, or after the lapse of a certain period of time, or after the occurrence or lapse of any other triggering factor or event. Furthermore, none of the Software, the System, or any portion thereof, contains any limiting design or routine which causes any of the same to be erased, become inoperable, impaired, or otherwise incapable of being used in the full manner for which it was designed and licensed pursuant to this Agreement solely because any of the same has been installed on or moved to a central processing unit or system which has a serial number, model number, or other identification different from that on which the Software was originally installed.

                  12.1.8 No broker's fees or commission fees are due or payable to any third party in connection with this Agreement.

                  12.1.9 The Licensed Software, Software, System, Hardware, and third party software provided, and the services rendered in connection with this Agreement will not violate or in any way infringe any rights of third parties including without limitation, property, contractual, employment, proprietary information or non-disclosure rights, or any copyright, patent, trademark, trade secret, any Proprietary Rights or other proprietary rights. Provider and Company agree to cooperate and exchange such information as necessary to defend against such claims.

                  12.1.10 The System will be (a) capable of generating such reports as to enable Company to comply with all applicable federal and state regulatory and reporting requirements, and (b) when necessary, permit Company to add language to such reports and forms in order to comply with any such requirements.

                  12.1.11 Provider owns or has the right to use the Provider Technology in the manner contemplated by this Agreement and, to Provider's actual knowledge, neither the Works nor the Provider Technology violates or infringes any copyright, patent, trademark or service mark, or trade secret right, any right of privacy or publicity, or any other right, of whatever nature, of anyone, or violates any applicable law.

                  12.1.12 Whenever Provider intends or proposes to use any materials or elements which, if used, would constitute Licensed Materials, Provider shall, prior to any such use, notify Company in writing of such intended use and describe in detail in such notice the nature of the proposed materials or elements and the terms of any license or conditions for the use of such materials or elements. If Company does not object to the use of the materials or elements described in the notice within 7 business days of Company's actual receipt of such notice, Provider may use such materials or elements as Licensed Materials for purposes of this Agreement. Company, at its sole option and in its sole discretion, may elect to waive all or part of the provisions of Sections 10.3 or 12.1.12 of this Agreement with respect to any particular Licensed Materials or otherwise set terms for the conditions of the use of such Licensed Materials that are less than those specified in Sections
10.3 and 12.1.12.

                  12.1.13 All goods and services provided pursuant to this Agreement will operate and will meet the Specifications and will be new.

                  12.1.14 Provider shall furnish to Company from time to time promptly upon Company's request copies of the Web Pages, the Works, and any supporting documentation relating to the same, in Provider's possession, custody or control.

                  12.1.15 If at any time Provider has actual knowledge that anyone is infringing or violating any rights in or to the Works, the Web Pages and/or the Marks, Provider shall promptly notify Company in writing of all facts known to it giving rise to such belief.

         12.2 The provisions of this Section shall survive the termination or expiration of this Agreement.

         12.3 Company represents and warrants to and covenants with Provider as follows:

                  12.3.1 Company is free and able to enter into this Agreement, to furnish the materials and to grant the rights and licenses provided for in this Agreement, and Company is not subject to any conflicting obligations that will or might prevent Company from furnishing such materials or to grant the rights and licenses provided for in this Agreement.

                  12.3.2 All of the Company Source Content or materials or elements (including, without limitation, film clips, music, narration, text, illustration software and all other elements) furnished by Company to Provider under this Agreement will not violate or infringe any copyright, patent, trademark or service mark, or trade secret rights or right of privacy or publicity or any other personal, moral, contract or property right, of whatever nature, of anyone, or violate any applicable law.

                  12.3.3 Company has full corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and this Agreement will not violate any other agreement to which Company is a party. Company shall not enter into any agreement that would be inconsistent with the terms hereof.

                  12.3.4 No broker's fees or commission fees are due or payable to any Third Party or any other third party, in connection with this Agreement.

                              13.0 INDEMNIFICATION

         13.1 The parties agree that, upon the other's written request, to defend, indemnify and hold harmless the other and any of the other's officers, directors, employees, agents, successors and assigns from and against any and all liabilities, losses, damages, claims, demands, costs, judgments and expenses (collectively, "Claims"), including reasonable attorneys' fees, arising out of or relating to any breach or alleged breach of any of its own representations and warranties, covenants or agreements contained in this Agreement.

         13.2 The parties agree to (a) promptly notify the indemnifying party in writing of any Claim of which the indemnified party is aware that is subject to indemnification by the indemnifying party, (b) give the indemnifying party the opportunity to defend or negotiate a settlement of any such Claim at the indemnifying party's sole expense, and (c) reasonably cooperate with the indemnifying party, at the indemnifying party's sole expense, in defending or settling such Claim. If the indemnifying party does not assume the defense of a Claim after being given notice of the existence thereof within ten (10) days from the date of receipt of such notice, the indemnified party may assume the defense and settlement of that Claim.

                                14.0 TERMINATION

                  This Agreement will expire at the conclusion of the Provider Royalty Period (and warranty periods, as applicable), unless earlier terminated as follows:

         14.1 Company may terminate this Agreement (including the obligation of Company to make any further payments to Provider under Section 9.0 hereof) upon written notice to Provider if Provider has materially breached this Agreement and such breach has not been cured within 15 days after actual receipt by Provider of a written notice from Company specifying the particulars of the alleged material breach.

         14.2 Provider may terminate this Agreement upon written notice to Company if Company has materially breached this Agreement and such breach has not been cured within 15 days after actual receipt by Company of a written notice from Provider specifying the particulars of the alleged material breach.

         14.3 A party may terminate this Agreement upon written notice to the other in the event the other party (a) makes an assignment for the benefit of creditors, (b) files or has filed against it a petition in bankruptcy, reorganization, insolvency or similar proceeding (and if filed against it, such petition is not removed within sixty (60) days), (c) discontinues its business, or (d) a receiver is appointed for the benefit of creditors.

         14.4 The provisions of Sections 9.0 (subject to Section 14.1 above), 10.0, 11.1, 12.0, 13.0, 15.0, 16.0, 17.0, 18.0 and 19.0 shall survive the expiration or termination of this Agreement.

                           15.0 RIGHTS ON TERMINATION

         15.1 In the event of the discontinuance of any of Provider's services or of this Agreement for any reason, Company may take possession of all copies of the Web Pages and the Works and at least one copy of the Provider Technology and the Licensed Materials, all of which Provider agrees to deliver to Company promptly upon Company's request, notwithstanding any dispute between Company and Provider. This obligation of Provider shall be in addition to, and not in lieu or limitation of, any other obligation Provider may have and shall not limit any other right or remedy that Company may have, including, but limited to, an action for specific performance due to the uniqueness of the Licensed Software and the Software and Documentation and the irreparable harm that would be caused all hereby acknowledged by Provider.

         15.2 Upon the termination of this Agreement for any reason, any rights and licenses granted by Company to Provider shall immediately terminate and revert to Company.

                           16.0 LIMITATION ON REMEDIES

         16.1 In the event Company fails to pay any amount due to Provider under this Agreement or otherwise breaches this Agreement, Provider's sole remedy for such failure to pay or such breach shall be an action at law for damages, if any. Under no circumstances shall Provider be entitled to any injunctive relief against Company or to enjoin or restrain any use of the Works or any derivative works thereof or any of Company's Web Pages or the TM Web Site, as the result of any such failure to pay or breach, nor shall such failure to pay or breach, rescind, cancel, void, terminate, or affect in any way Provider's agreements, assignments, releases, and waivers in this Agreement.

         16.2 Notwithstanding the provisions of Section 13.0, no party hereto shall be liable to the other for any indirect, consequential or special or exemplary damages such as loss of revenue or anticipated profits or lost business arising from any interruption or delays in operation or transmission of the Web Server caused by either party's inadvertent acts or caused by events beyond either party's reasonable control, including, but not limited to, communications line failures or theft.

         16.3 Company acknowledges and agrees that the Internet is not an error free network and that transmissions made on the Internet may not be completed or may contain errors or omissions. The Internet, or portions thereof, may also become inaccessible or inoperable, in whole or in part, at any time or from time to time.

         16.4 No party hereto shall be responsible for the accuracy of completeness of any information furnished to it by the other party hereto or for inaccuracies or omissions which are the result of inaccurate or incomplete information furnished to one party hereto by the other party hereto.

                              17.0 CONFIDENTIALITY

         17.1 The parties acknowledge and agree that it will be necessary for each of them to disclose or make available to the other party information and materials which are confidential and proprietary and contain valuable trade secrets relating to their respective businesses, and are critical to their competitive positions in the marketplace (collectively, the "Confidential Information"). Without limitation, Confidential Information includes all financial records and financial information regarding the parties, technical information regarding the parties' products or business, design, development, manufacturing, and sales processes, customer and distributor lists, all Company's business records, all Company's customer records, and all Company sales data and history.

         17.2 Both during and after the course of performance of this Agreement, each party agrees: (a) to use its best efforts to protect the Confidential Information of the other party from unauthorized use or disclosure and to use at least the same degree of care it uses to protect its own Confidential Information of a like nature; (b) to use the Confidential Information of the other party only as permitted under this Agreement; (c) not to reproduce the Confidential Information of the other party in any form except as permitted under this Agreement; (d) not to disclose or otherwise permit access to the Confidential Information of the other party to any third party, without the other party's prior written consent and then only to the extent reasonably required to accomplish the intent of this Agreement; (e) to ensure that its employees participating in the performance of this Agreement are advised of the confidential nature of the Confidential Information of the other party, that they are prohibited from using or copying the Confidential Information of the other party for any purpose other than performing their obligations under this Agreement, from revealing the Confidential Information of the other party for any purpose whatsoever and from taking any action prohibited to either party under this Section 17.0.

         17.3 Neither party shall disclose the terms and conditions of this Agreement to any third party except as permitted under Section 17.2 above, required by law, or by governmental regulations, requirement or order, or as may be necessary to establish or assert its rights hereunder, or unless mutually agreed upon by the parties.

         17.4 Information will not be considered to be Confidential Information if it: (a) is already, or otherwise becomes, publicly known by third parties other than by an act or omission of the receiving party; (b) subsequent to disclosure hereunder, is lawfully received from a third party having the right to disseminate the information without restriction on disclosure; (c) is furnished to others by the disclosing party without restriction on disclosure; or (d) can be shown by the Receiving Party (as defined below) to have been independently developed by such party (without the use of the other party's Confidential Information) prior to the execution of this Agreement.

         17.5 Each party will notify the other promptly in writing of any circumstances of which it has knowledge surrounding any possession, use or knowledge of the Confidential Information of the other party, or any part thereof, by any person or entity other than those authorized hereunder.

         17.6 Upon the request of the disclosing party, the other party will promptly return to the disclosing party the Confidential Information of such party unless expressly authorized to make use of such Confidential Information under this Agreement.

         17.7 Provider will promptly place a copy of the Licensed Software in its source code format into escrow subject to the terms of an escrow agreement, which document shall govern the maintenance and release of such source code. The exact terms of said escrow agreement shall be agreed upon by Company, Provider and the escrow agent, and said agreement shall be executed as soon as possible following the Effective Date. Provider agrees to update, enhance, or otherwise modify such escrowed source code promptly upon its release of a new version of the Licensed Software to its other licensees.

         17.8 No public statements concerning the existence or terms of this Agreement shall be made or released in any medium except with the prior approval of Company and Provider or as required by law which approvals will not be unreasonably withheld or delayed.

         17.9 Subject to Section 11.1 hereof, any party hereto which receives (the "Receiving Party") Confidential Information from a disclosing party (the "Disclosing Party"), agrees that it shall, at the request of the Disclosing Party, or after termination of this Agreement (and except as otherwise stated herein to the contrary): (a) promptly return all Confidential Information held or used by the Receiving Party in note, memorandum, print, letter, report, tape, diskette or other form, or (b) at the election of the Disclosing Party, promptly destroy all such Confidential Information, including all copies thereof.

         17.10 In view of the difficulties of placing a monetary value on the Confidential Information, the Disclosing Party shall be entitled to a preliminary and final injunction without the necessity of posting any bond or undertaking in connection therewith to prevent any further breach of the provisions of this Section 17.0 or further unauthorized use of its Confidential Information. This remedy is separate from any other remedy the Disclosing Party may have under this Agreement, at law or otherwise.

                        18.0 INTELLECTUAL PROPERTY RIGHTS

         18.1 All Proprietary Rights will remain the exclusive property of such party, whether or not specifically recognized or registered under applicable law. Neither party will acquire any right to the Proprietary Rights of the other party. In particular, Provider acknowledges that it has received no license in any Company trademarks or copyrighted material incorporated into the System or otherwise used to complete this contract. Provider will not use any such trademarks or reproduce any such copyrighted material.

         18.2 In addition to the other rights and remedies set forth herein, Provider agrees to defend, indemnify, and hold Company harmless from liability arising solely out of any claim that Company's use of the Software or the System as authorized by this Agreement infringes upon a United States copyright or violates the trade secret of any third party, provided Company shall promptly notify Provider in writing of such action and Provider authority, information, and assistance for the defense of such suit or proceeding. In the event that any such claim of infringement is made or threatened, or injunctive relief is granted to claimant, Provider shall, at its sole option, use reasonable efforts:
(a) to obtain the right for Company to continue the use of the Software and the System; (b) to substitute other software of like capability; or (c) to modify the Software or the System to render it noninfringing while retaining like capability.

         18.3 Provider shall not make available to any customer or other third party its TM Web Site software or any similar software which incorporates or includes any technology specifically developed for Company pursuant to this Agreement. Further, Provider agrees that at no time following acceptance of the Project shall Provider make available for general use by any customer or other third party its TM Web Site software or any other software except as listed in Exhibit A to this Agreement.


                          19.0 MISCELLANEOUS PROVISIONS

         19.1 This Agreement cancels and supersedes all prior agreements and understandings between Company and Provider relating to the subject matter hereof, and contains all of the terms, conditions, and promises agreed to by Company and Provider relating to the subject matter hereof. No modification of any provision of this Agreement shall be valid or binding unless made in writing and signed by the party whose rights and obligations will be affected by the modification. The parties explicitly acknowledge and agree that neither has executed this Agreement in reliance upon any representation or statement made by the other that is not expressly contained in this Agreement.

         19.2 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permissible assigns.

         19.3 Neither party may assign any of its rights and obligations herein to anyone without receiving the prior written permission of the other.

         19.4 The failure of a party to exercise the rights granted to it upon the occurrence of any default or breach shall not constitute a waiver of any such right by such party upon a reoccurrence of the same or a similar breach or default or the occurrence of any other default or breach.

         19.5 Any notice, request or communication required or provided to be given under this Agreement shall be in writing and shall be sufficiently given and shall be deemed given when delivered personally, when mailed by certified or registered mail return receipt requested, postage prepaid or by facsimile transmission (with electronic acknowledgment of receipt), addressed as follows:

         To Company:         Ticketmaster Multimedia Holdings, Inc.
                             3701 Wilshire Blvd., 6th Floor
                             Los Angeles, California  90010
                             Attention:        Fredric D. Rosen
                                               Ned S. Goldstein
                             Facsimile:        213/382-1146

         With a copy to:     Neal, Gerber & Eisenberg
                             Two North LaSalle Street, Suite 2200
                             Chicago, Illinois 60602
                             Attention:        Michael A. Pucker
                             Facsimile:        312/269-1747

         To Provider:        Starwave Corporation
                             13810 S.E. Eastgate Way, Suite 400
                             Bellevue, Washington 98005
                             Attention:        Michael B. Slade
                             Facsimile:        206/957-2009

         With a copy to:     Starwave Corporation
                             13810 S.E. Eastgate Way, Suite 400
                             Bellevue, Washington 98005
                             Attention:        Alex Alben
                             Facsimile:        206/957-0364

or to such other party at such other address as such party, by notice given as herein provided, shall designate. Any notice given in any other manner shall be effective only upon actual receipt by the addressee.

         19.6 This Agreement shall be governed by and interpreted in accordance with and pursuant to the laws of the State of California applicable to agreements made and wholly to be performed therein (except as to any applicable federal intellectual property laws or bankruptcy laws). The parties hereby submit to the jurisdiction of, and waive any venue objections against, the trial courts in Los Angeles, California or in the United States District Court for the Central District of California and each party unconditionally agrees that it is personally subject to the jurisdiction of any such court for purposes of this Agreement, including entry or enforcement of any judgment.

         19.7 The prevailing party in any dispute with respect to the meaning or enforceability of this Agreement, or the enforcement of any provisions thereof shall recover from the other party all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees. Without limiting the generality of the foregoing, any reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in enforcing any judgment, shall be recoverable by the prevailing party as a separate item of recovery. The second sentence of this Section 19.7 is intended to be severable from the other provisions of this Agreement and shall survive any judgment and shall not be deemed to be merged into the judgment.

         19.8 The captions or titles of this Agreement or any paragraph hereof are inserted for purposes of convenience only and shall not be deemed to limit affect the scope, meaning or intent of this Agreement, nor shall they otherwise be given any legal effect.

         19.9 In the event any term or provision of this Agreement or any application thereof shall be deemed to be illegal, void, or unenforceable, then the same shall not affect the remaining portions of this Agreement or any other application of the same which are not determined to be illegal, void or unenforceable, which remaining provisions and any other such application shall survive and constitute the agreement of the parties.

         19.10 If any of a party's obligations or performances hereunder are materially interrupted or interfered with by reason of fire, flood, casualty, lockout, strike, labor conditions, unavoidable accident, national calamity, interruption or delays in operation or transmission of the Web Server, communications line failures, mechanical or other breakdown of electrical or sound equipment or plant, riot, so-called "act of God", or by any enactment of law, or by order of any legally constituted authority, or by any other similar cause (collectively, "Unavoidable Delay"), its obligations hereunder, as the case may be, shall be suspended during the period of such interruption or interference, and a period of time equivalent to the period or periods of suspension shall be added to the time of performance of this Agreement.

         19.11 The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of this Agreement shall continue in full force and effect notwithstanding the termination of this Agreement.

         19.12 The parties agree to execute acknowledge and deliver from time to time such instruments as may be necessary and proper to evidence, maintain, effectuate, or defend any and all of their respective rights, as the case may be, under any provision of this Agreement.

         19.13 Nothing in this Agreement constitutes a partnership among or joint venture between the parties hereto or constitute any party an agent of the other. No party shall hold itself out contrary to the terms of this Section 19.13, and no party shall become liable by any representation, act or omission of another party which is contrary to the terms of this Section 19.13.

         IN WITNESS WHEREOF, the parties acknowledge, represent and warrant that they have read and understand the terms of this Agreement and agree to be bound thereby.


STARWAVE CORPORATION                   TICKETMASTER MULTIMEDIA
                                       HOLDINGS, INC.



By:/s/ Mike Slade                      By: /s/ Ned S. Goldstein
   ------------------------------          --------------------------


Title: Chief Executive Officer         Title: Senior Vice President
      ---------------------------            ------------------------

                                   Exhibit "A"



NAME                                                       FUNCTION

sssd*                                                      Handles the receipt of files from
                                                           Ticketmaster's canal data feed.

adanal.pl*                                                 Analyzes clickthrough on the ads.

fixdbm.pl*                                                 Programs to repair the DBM files.

forcead.pl*                                                Forces updates of the advertisements and
forcecityads.pl*                                           other ad-related activities.
makeaddirs.pl*

fullactiist.pl*                                            Generates the list of all the acts in the
                                                           database.

wktopacts.pl*                                              Generates top acts for the week/day.
topacts.pl*
topvenues.pl*

cvt.pl                                                     The program that handles the event calendar
                                                           creation and maintenance.

wired_ads.pl*
wired_globals.pl
wired_hierarchy.pl*
wired_indexing.pl*
wired_records.pl
wired_utils.pl*

squirrel*                                                  Analyze the server logs and generates usage
squirerl_driver.pl*                                        reports.
ticket_browsers.pl*

clubjoin.pl*                                               TMO Plus Signup programs
clubjoinonline.pl
clubconfirm.pl
clubjoincomplete.pl

start.pl                                                   Main Ticketing programs.
seat.pl
bestavall.pl
purchase.pl
close.pl

adaseat.pl
purchaseADA.pl
closeADA.pl

                                Exhibit B
                              SPECIFICATIONS

PROJECT DEFINITION

Ticketmaster Online (TMO) is an online service that allows consumers to access Ticketmaster information and conduct transactions. The service will reside on an Internet Server as a World Wide Web (WWW) Site, accessible by anyone with access to the Internet using a web browser. The content will be developed by Ticketmaster, with Starwave handling the initial production and technology issues. Starwave will also create the user interface within TMO for the purpose of allowing consumers to purchase tickets and merchandise.

SERVICE REQUIREMENTS AND FEATURES

1.   TMO is a WWW site.
2. TMO content and features are designed to be read by most browsers at a reasonable speed.
3.   TMO resides on one or more WWW servers.
4. Service contains a dynamic event calendar sortable by location, genre, venue, artist, date.
5.   Service contains venue information pages and venue seating charts.
6.   Service contains charge by phone numbers and ticket center locations.
7. TMO allows consumer to conduct ticket transactions and purchase merchandise.
8. Service contains an area for artists, performers, sports personalities, etc. to be featured.
9.   Service contains an area for TM clients to be featured.
10. Service contains an area for users to participate in discussions about tours, venues, and concerts.

TRANSACTION FEATURE REQUIREMENTS

1. Starwave will create a user interface within TMO utilizing HTML, CGI and other programming techniques for the purpose of allowing consumers to purchase tickets and merchandise. The user interface will include the following functions:

a) Allow the user to create a permanent on-line consumer account with a unique user name and personal identification number, mailing address and payment information. This account will reside on the on-line consumer database server and can be referenced by users when making ticket or merchandise purchases.

b) Allow consumers to select an event then select the best available seat, the best available seat by price level and/or the best available seat by location.

c)   Allow for upselling of merchandise or publications.

d)   Accommodate special seating requests per the Americans With Disabilities
     Act.

e) Provide a cost summary will all of the breakdowns for ticket price, merchandise price, convenience charge, handling fees, taxes etc.

f) Allow the consumer to enter their name, shipping address and payment information.

g) Confirm either the success or failure of the order to be received and processed by Ticketmaster.

2. Starwave will create a custom protocol to interface with the Ticketmaster ticketing system for the purpose of processing ticketing data feeds and making them available to the web site.

3. Ticketmaster will create ticketing data feeds and Dynamic Link Library routines from the Ticketmaster ticketing system which contain information about specific events such as ticket price, available seat locations, seat location description, ticket text, etc. and consumer information and make them available to the web server.

4. Ticketmaster will create a consumer data base server which is integrated for use with the TMO WWW site and the Ticketmaster ticket system.